EXHIBIT 99.1

Salt Lake City, Utah - In the second calendar quarter (2Q) and first half (1H) of 2009, Utah Medical Products, Inc.’s (Nasdaq: UTMD) changes in financial results compared to the same time period in the prior calendar year were as follows:
	2Q (April – June)	1H (January – June)
Sales:	(11%)	( 9%)
Gross Profit:	(15%)	(11%)
Operating Income:	(18%)	(11%)
Net Income:	(22%)	(19%)
Earnings Per Share:	(15%)	(12%)

In 2Q 2009 and 1H 2009, UTMD achieved the following profit margins:
	2Q 2009 (April – June)	1H 2009 (January – June)
Gross Profit Margin (gross profits/ sales):	52.9%	53.6%
Operating Profit Margin (operating profits/ sales):	35.1%	36.6%
Net Profit Margin (profit after taxes/ sales):	23.9%	24.3%

Comments by UTMD’s CEO Kevin Cornwell:

“Although 2Q 2009 results were rather poor compared to past periods, I believe that UTMD’s excellent long-term outlook remains intact. Many of our devices are not discretionary and well-recognized as market leaders. However, several of the negative events discussed in recent SEC disclosures and, in particular, my March 2009 letter to shareholders in the 2008 Annual Report, hit UTMD hard in the 2Q. Although we generally saw this coming, there wasn’t much that we could do to prevent it because of the confluence of events including the loss of $880,000 in 1H 2008 sales to UTMD’s largest international customer. Without that loss, 1H 2009 sales would have been down only 3%, much of which could be explained by an unfavorable foreign exchange rate compared to 1H 2008. Profits were down more than sales on a relative basis because, as UTMD had advised shareholders, we did not wish to reduce the number of our experienced employees. Manufacturing operations in Ireland remain an important longer term strategic advantage for UTMD, in my view.

Some previously undesired adjustments are being made now to improve productivity going forward. I don’t believe the performance in 2Q 2009 and 1H 2009 will be indicative of the year 2009 as a whole. I expect that sales, gross profits and earnings per share (eps) will show a decline of about 7-8% for the year of 2009 compared to 2008 as a whole, despite the double-digit declines shown above for 2Q and 1H 2009. Our current projection for 2009 eps is in the range of $1.71 - $1.75.”

For 1H 2009, domestic sales, comprised of direct sales to finished device end-users and sales of OEM components to other companies, were each down 3% compared to 1H 2008.  Domestic direct sales of obstetric devices, the product category most affected by restrictive GPO agreements, declined $347,000. On the other hand, domestic direct sales of Gesco neonatal devices increased $50,000, and domestic direct electrosurgery sales increased $29,000.  U.S. OEM sales by UTMD’s Oregon molding facility declined $52,000 (22%), while OEM sales from UTMD’s Utah facility increased $33,000, a 7% increase.

Comparing 1H 2009 to 1H 2008 global sales in product categories, blood pressure monitoring/ components (BPM) sales were down 27%, neonatal device sales were up 2%, gynecology/ electrosurgery device sales were up 2% and obstetrics device sales were down 11%. The loss of 1H sales to UTMD’s largest international customer were all in the BPM category and were all manufactured in UTMD’s Ireland facility.  UTMD Ireland trade shipments were 33% lower in US Dollar terms and 23% lower in Euro terms (i.e., about 30% of the lower Ireland sales resulted from a stronger US Dollar in 1H 2009 compared to 1H 2008).

The average 1H 2009 gross profit margin (GPM) was about 1.2 percentage points lower than in 1H 2008.  Less absorption of overhead costs on lower sales volume, higher raw material costs and lower average unit selling prices in a very competitive U.S. hospital market, all contributed about equally to the lower GPM.  UTMD believes GPM for the 2H 2009 will be about the same as in 1H 2009.

Although operating expenses were $270,000 lower in 1H 2009 than in 1H 2008, the lower 1H sales resulted in an operating profit margin about 0.8 percentage points lower than in 1H 2008. Management expects an operating profit margin for the year consistent with 1H 2009.

The $305,000 lower non-operating income in 1H 2009 was due to three differences from 1H 2008:
1)
No royalty income in 2009. 1H 2008 non-operating income included a royalty of $225,000 on patents which expired in late 2008.  Royalty income was 4% of earnings before taxes (EBT) in 1H 2008, which means that 26% of UTMD’s 1H 2009 EBT decline was as a result of the loss of the royalty income.

2)	Lower investment income in the U.S. 1H 2009 U.S. interest and dividend income was $138,000 lower than in 1H 2008 because average interest rates and cash balances were lower.
3)
As an offsetting favorable impact, 1H 2009 interest expense on the Ireland bank loan was $101,000 lower, due to lower interest rates, lower average loan balance and favorable foreign exchange conversion as a result of a stronger US Dollar compared to 1H 2008. However, offsetting lower investment income and warehouse rental income in Ireland resulted in a net total of $67,000 lower non-operating expense from Ireland operations.

4)
A remaining item that lowered non-operating income in 1Q 2009, a $15,400 IRS penalty for the late filing of UTMD’s 2007 annual report for its U.S. employee health plan, was forgiven by the IRS and reversed in 2Q 2009.

In 1H 2009, lower net income relative to 1H 2008 was leveraged by a substantially higher income tax provision rate of 35.0% compared to the tax provision rate of 32.4% of EBT in 1H 2008. The difference was due to one-time refunds in 1H 2008 on amended 2004-2006 income tax returns for Ireland, and the fact that Ireland earnings before taxes (EBT), taxed at a much lower rate than U.S. EBT, were down substantially more than U.S. EBT.  However, the tax provision rate in 1H 2009 was more comparable to an expected income tax rate for the amount of profits typically generated by UTMD. For example, the tax provision rate in 1H 2007 was 34.8%.

EPS declined less than net income because diluted shares used to calculate EPS declined 7.8% from 3,920,984 for 1H 2008 to 3,617,048 for 1H 2009, primarily as a result of share repurchases in 4Q 2008 when UTMD’s stock price declined substantially. UTMD’s most recent closing price on July 22 is 25% higher than the average cost of share repurchases in 4Q 2008.

UTMD’s June 30, 2009 balance sheet remained strong. Cash and investments balances decreased by $1 million from the end of the 1Q 2009 primarily because UTMD increased its WIP/FG inventories substantially and increased capital expenditures for facilities and equipment, as well as new technology, that will aid future performance. An increased rate of capital investment will continue for the remainder of 2009. Compared to the end of 2008, cash and investments balances as of June 30 are $1 million higher primarily because the Company has only repurchased $115,800 worth of its stock in the open market to date in 2009. This compares to $1,350,600 used to repurchase shares in 1H 2008.

Inventory balances increased substantially compared to the end of 2008 as a result of the 1Q 2009 one-time annual purchases of certain raw materials to take advantage of discounts offered by vendors for purchasing in bulk, and an increase in WIP/FG inventory resulting from keeping excess labor capacity productive during the soft demand first half.  The June 30, 2009 Ireland loan principal balance increased slightly in U.S. Dollars, even though the principal balance was reduced from 1,321,900 EURO on March 31 to 1,252,600 EURO on June 30, 2009, because of a weaker U.S. Dollar exchange rate (more dollars per EURO) applied to the June ending EURO loan balance. The 2Q 2009 slower rate of principal reduction in EURO terms relative to previous reporting periods was due to a lower amount of cash generated by Ireland operations.

Financial ratios follow:
1)  Current Ratio (including the current portion of Ireland loan) = 10.6
2)  Days in Receivables (based on 2Q sales activity) = 43
3) Average Inventory Turns (based on 2Q CGS) = 3.0
4) Year-to-Date ROE = 17% (prior to dividend payments)
             =   8% (after payment of shareholder dividends)

UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 11,000 in 2Q 2009 compared to 36,700 in 2Q 2008, and 12,200 in 1H 2009 compared to 39,600 in 1H 2008.  The actual number of outstanding shares at the end of 2Q 2009 was 3,606,400 which included 2Q employee option exercises of 5,500 shares and 2Q share repurchases of 5,400 shares.  The total number of outstanding unexercised options at June 30, 2009 was about 249,900 shares at an average exercise price of $23.86/ share, including shares awarded but not vested. This compares to 218,800 option shares outstanding at the end of 2Q 2008 at an average exercise price of $22.87/ share.

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government intervention in the health care marketplace, distribution restrictions by anticompetitive hospital administrative agreements, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC. The SEC Form 10-Q for 2Q 2009 will be filed with the SEC by August 10.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.  For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.
INCOME STATEMENTS, Second Quarter (3 months ended June 30)
(in thousands except earnings per share):

	2Q 2009	2Q 2008	Percent Change
Net Sales	$ 6,305	$ 7,115	(11.4%)
Gross Profit	3,335	3,921	(14.9%)
Operating Income	2,213	2,698	(18.0%)
Income Before Tax	2,291	2,886	(20.6%)
Net Income	1,504	1,917	(21.5%)
Earnings Per Share	$ 0.416	$ 0.490	(15.1%)
Shares Outstanding (diluted)	3,614	3,913

INCOME STATEMENTS, First Half (6 months ended June 30)
(in thousands except earnings per share):

	1H 2009	1H 2008	Percent Change
Net Sales	$ 12,750	$ 14,005	(9.0%)
Gross Profit	6,835	7,671	(10.9%)
Operating Income	4,672	5,238	(10.8%)
Income Before Tax	4,759	5,630	(15.5%)
Net Income	3,096	3,808	(18.7%)
Earnings Per Share	$ 0.856	$ 0.971	(11.9%)
Shares Outstanding (diluted)	3,617	3,921

BALANCE SHEETS
(in thousands)	(unaudited) JUN 30, 2009	(unaudited) MAR 31, 2009	(audited) DEC 31, 2008	(unaudited) JUN 30, 2008
Assets
Cash & Investments	$17,041	$18,060	$16,025	$21,272
Accounts & Other Receivables, Net	3,172	3,200	3,517	4,000
Inventories	4,158	3,703	3,275	3,758
Other Current Assets	590	600	463	732
Total Current Assets	24,961	25,564	23,280	29,762
Property & Equipment, Net	8,133	7,811	8,127	8,793
Intangible Assets, Net	7,401	7,409	7,414	7,429
Total Assets	$40,495	$40,783	$38,821	$45,984
Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$2,108	$3,235	$1,503	$2,642
Current Portion of Note Payable	257	242	265	378
Total Current Liabilities	2,365	3,478	1,768	3,020
Note Payable (excluding current portion)	1,513	1,509	1,828	2,991
Deferred Income Taxes	420	405	420	403
Stockholders’ Equity	36,197	35,392	34,805	39,570
Total Liabilities & Shareholders’ Equity	$40,495	$40,783	$38,821	$45,984